Exhibit 99.2

Pixelworks, Inc. Q1 2012 Conference Call
April 19, 2012

Steven Moore - CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today's conference call is to supplement the information provided in our press release issued earlier today announcing the Company's financial results for the first quarter ended March 31, 2012.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, April 19, 2012, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management's statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. These non-GAAP measures exclude stock-based compensation expense, gain on sale of patents, gain on sale of marketable securities, and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.

Bruce will begin today's call with a strategic update on the business, after which I will review our first quarter financial results and discuss our outlook for the second quarter of 2012.

Bruce Walicek - CEO

Thanks Steve. Good afternoon everyone and thank you for taking the time to join us today. Let me start out by making a few comments and observations about our first quarter 2012, and then Steve will follow with more details on our financial results and our outlook for Q2.

Q1 12 Recap

•	Q1 revenues came in at $14.3M which was above the range of guidance we outlooked on our Q4 2011 conference call.

•
This above the range performance was driven by the recognition of a license of our video technology for the TV market during the quarter, which is a positive validation of Pixelwork's leadership position in video.

•	Overall TV/Panel products came in at 28% of revs and were down sequentially, but up 59% year over year reflecting the IP license mentioned above.

•	Projector products came in at 56% of revs and were down sequentially and year over year reflecting worse than normal seasonality combined with supply chain disruptions due to the flood in Thailand.

•	Overall B/B (exclusive of IP licensing) was greater than one, reflecting improving order patterns as customers recovered from the effects of the flood and the industry-wide inventory correction.

•	GM came in above the range of guidance @ 55.7% and combined with low end of the range operating expenses, resulted in positive EBITDA for the quarter.

PRODUCTS

•	On the product front, in our TV/Panel Product Line:

•	We continued to ramp and ship our PA136 Series products, which continued to experience good design win traction.

•	As well as the PA138, which is targeted for advanced high end systems and is finding traction in the 1st wave of 4Kx2K Ultra Definition Systems.

•	Most importantly, we demonstrated the performance and technology of our next generation PA168 to Tier 1 customers which was well received.

•
Early next quarter we will sample the PA168 which is targeted for High Resolution TVs, Monitors, Panels, and Projectors, and positions Pixelworks in a leadership position at the high end of the market.

•	The PA168 is our 6th generation device with Industry leading Halo-free MEMC performance

◦	It integrates Scaling and Frame Rate Conversion, in a expandable architecture to address future needs for higher refresh rates, and higher resolutions

◦	And it provides full support for all major 3D formats, significantly improved 2D to 3D conversion performance and support for Multiview capability which enables emerging Glasses free 3D TVs

•
Also during the quarter, we closed a significant license for our advanced video technology which combined with our penetration of the Top Tier customer base, confirms Pixelworks' leading position in providing innovative solutions in video processing technology to the market.

In our Digital Projection product line:

•	We ramped the 1st member of the Topaz platform into volume production, the PWC868, which is the 2D networking version of Topaz family.

•
This will be followed into production in the current quarter by the PW878, which is the Industry's first cost-effective 3D display processor that is designed for the business, education and mainstream home theater projector markets.

•	The Topaz family of products covers the full range of the projector market, from entry level 2D education and business projectors, to high end 3D home theater systems.

•
This quarter we introduced the TOPAZ lite version for the sub $500 segment of the projector market, as well as the next release of our full software suite, which enables the advanced features of the Topaz platform.

•	Design win momentum continues to be strong for this product and during the quarter we received design commitments from Tier 1 customers.

Closing
In closing:

•	As expected, Q1 was a difficult quarter as we dealt with the factors of seasonality, an industry wide inventory correction and the after-effects of the flood in Thailand.

•	Although despite these headwinds, we were able to exceed our guidance

•	We experienced good design win traction for our PA136 and PA138.

•	And we ramped the Topaz PWC868 into volume production, as well as introduced Topaz lite for the sub $500 projector market.

•
And lastly we closed a significant license for our advanced video technology which combined with our penetration of the Top Tier customer base, confirms Pixelworks' leading technology position in video.

Now, I'd now like to turn the call over to Steve to review the financial details of the quarter and our outlook for Q2 2012.

Steven Moore - CFO

Thank you, Bruce.

Revenue in the first quarter 2012 was $14.3 million, compared to $16.8 million in the fourth quarter of 2011 and $14.7 million in the year-ago quarter. Revenue declined sequentially primarily due to expected weaker demand in both the digital projection and advanced TV markets.

The split of our first quarter revenue by market was:
56% digital projection,
28% TV panel,
16% embedded video display

As Bruce mentioned, during the quarter we signed a licensing agreement for our current generation advanced video technology. Our achievement of the first milestone of that agreement generated approximately $2 million of licensing revenue during the first quarter, which is included in our TV market category.

Digital projection revenue, which includes sales targeted at the advanced digital projection market, was down sequentially to approximately $8.1 million in the first quarter as a result of the previously mentioned inventory correction coupled with typical seasonality.

TV panel revenue, which includes sales targeted at the large screen flat panel display market, declined to $4 million in Q1. Revenue was down sequentially in our advanced TV product line due primarily to a seasonal decrease in demand.

Embedded video display revenue in Q1 was approximately $2.2 million.

Non-GAAP gross profit margin was 55.7% in the first quarter, compared to 48% in the previous quarter and 45.5% in the first quarter of 2011. The sequential increase in gross margin was primarily the result of licensing revenue recognized during the quarter as well as a shift in product mix.

Pixelworks' gross margin is subject to variability based on changes in revenue levels, recognition of license revenue, product mix, startup costs, and the timing and execution of manufacturing ramps as well as other factors.

Non-GAAP operating expenses were $8.6 million in the first quarter, compared to $9 million in Q4 and $9.4 million in Q1 2011. Our operating expense levels continue to reflect our commitment to prudent expense management and will continue to vary based on the timing of future development activities.

Adjusted EBITDA was a positive $503,000 in Q1, a sequential improvement compared to $368,000 in the fourth quarter of 2011. A reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis we recorded a net loss of $148,000, or a 1 cent loss per share, in the first quarter. This compares with a net loss in Q4 2011 of $1.3 million, or a 7 cent loss per share and non-GAAP net loss of $2.8 million, or 20 cents loss per share in the first quarter of 2011.

Moving to the balance sheet, cash and marketable securities ended the quarter at approximately $11.6 million, versus $15.1 million at December 31, 2011. Cash was used in Q1 as revenue growth through the quarter created working capital needs. At quarter-end the Company had no long-term debt and a zero balance on its short-term line of credit.

Other balance sheet metrics include day sales outstanding which increased to 42 days at March 31, compared with 24 days at December 31, primarily as the result of certain revenue recognized later in the quarter. Inventory turns were 7.0 times in Q1 compared to 8.0 times at year-end.

Guidance

For the second quarter of 2012, we expect revenue to be in the range of $14 million to $16 million.

We expect gross profit margin for Q2 to range between 48% to 50% on a non-GAAP basis and 47% to 49% on a GAAP basis.

We expect operating expenses in the second quarter to range between $8.5 million and $9.5 million on a non-GAAP basis, and $9 million to $10 million on a GAAP basis.

And finally, we expect non-GAAP second quarter 2012 results of between a net loss of 4 cents and 18 cents per share; and on a GAAP basis we expect a net loss per share of between 8 cents and 22 cents.

That concludes my comments. We will now open the call for your questions.